EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NBC UNIVERSAL COMPLETES ACQUISITION OF iVILLAGE INC.

NEW YORK - May 15, 2006 - NBC Universal, Inc. and iVillage Inc. (NASDAQ: IVIL) today announced that NBC Universal has completed its acquisition of iVillage, one of the nation’s most successful online destinations for women. The acquisition received stockholder approval at a special meeting of iVillage stockholders on May 12, 2006.

Under the terms of the merger agreement, NBC Universal acquired all outstanding shares of iVillage Inc. Common Stock for $8.50 per share. iVillage Common Stock will cease trading at the close of market today and will no longer be listed on the NASDAQ National Market. Holders of iVillage Common Stock will receive $8.50 in cash for each share of iVillage Common Stock owned.

“With the addition of iVillage, NBC Universal now has a significant online platform upon which to grow its digital media businesses,” said Beth Comstock, President, NBC Universal Digital Media and Market Development. “NBC Universal will bring its long history of creating great content to iVillage, adding programming and interactive tools that engage users’ passions and interests and that grow the site as a daily destination.”

With the closing of this transaction, iVillage is now a wholly-owned subsidiary of NBC Universal. The iVillage team will report to Beth Comstock and continue to be based in New York. Douglas W. McCormick, Chairman & Chief Executive Officer of iVillage Inc., has decided to pursue other interests.

McCormick commented, “When I joined the company, my goal was to make iVillage a permanent part of the media landscape and to provide investors with a solid return. Having accomplished this, I hand iVillage over to one of the greatest media companies on the planet and I look forward to pursuing my next challenge.”

Added Comstock, “Doug did a good job of consistently delivering value to shareholders and ensuring that iVillage maintained its position as the leading online destination for women. We wish him great success in all his future endeavors.”

NBC Universal will announce the appointment of a new iVillage business leader in the near future.

J.P. Morgan Securities Inc. acted as the financial advisor to iVillage. Legal advisors to NBC Universal and iVillage were, respectively, the law firms of Weil, Gotshal & Manges LLP and Orrick, Herrington & Sutcliffe LLP.

About NBC Universal
NBC Universal is one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news, and information to a global audience. Formed in May 2004 through the combining of NBC and Vivendi Universal Entertainment, NBC Universal owns and operates a valuable portfolio of news and entertainment networks, a premier motion picture company, significant television production operations, a leading television stations group, and world-renowned theme parks. NBC Universal is 80% owned by General Electric and 20% owned by Vivendi.

About NBC Universal Digital Media

NBC Universal delivers its quality content to a variety of new media platforms, giving consumers what they want, where they want it. In 2004, the company launched NBC Mobile and became the first to create customized television programming especially for the cell phone. Today, content includes original newscasts from NBC News, comedy segments from “The Tonight Show with Jay Leno” and entertainment updates from “Access Hollywood.” Online, NBC Universal develops content for its suite of premium sites. During the 2006 Torino Winter Games, NBCOlympics.com offered its largest coverage to date with video and audio streams, real-time results and photos, scoring the site a record-breaking 338 million page views during the course of the games. NBC Universal has also made a number of new platform distribution deals, most notably as one of the first content providers to offer programming on Apple’s iTunes. iTunes customers can download popular and classic television shows from NBC, USA, Sci-Fi and Bravo.

About iVillage Inc.

iVillage is “the Internet for women” and consists of several online and offline media-based properties that seek to enrich the lives of women, teenage girls and parents through the offering of unique content, community applications, tools and interactive features. iVillage Inc. (NASDAQ: IVIL) was established in 1995 and is headquartered in New York City.

For more information on iVillage please visit www.ivillage.com <http://www.ivillage.com>.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
iVillage Inc. has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the acquisition of  iVillage by NBC Universal, as well as iVillage’s business, operations and financial condition. The words or phrases “can be,” “expects,” “may affect,” “anticipates,” “may depend,” “believes,” “estimates,” “plans,” “projects” and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee that the acquisition will be consummated, or a guarantee of future results, performance or achievements. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond iVillage’s control. In addition to those risks discussed in iVillage’s other press releases, public filings and statements by iVillage’s management, factors that may cause iVillage’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward looking statements include: (i) the volatile and competitive nature of the Internet industry and the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage’s business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage’s business and financial condition, (v) iVillage’s ability to establish and maintain relationships with advertisers, sponsors, and other third-party providers and partners, (vi) iVillage’s ability to maintain or increase user traffic levels, (vii) the loss of one or more of iVillage’s major customers, (viii) the effect of seasonal fluctuations in traditional online advertising purchasing patterns on iVillage’s results of operations and (ix) the impact of pending litigation on iVillage’s business, results of operations and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contacts:

NBC Universal:
Amy Zelvin, NBC Universal Digital Media, 212.664.7436

iVillage Inc.:
Carl R. Fischer IV, iVillage Inc., 212.600.6502

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